As filed with the Securities and Exchange Commission on January 7, 2026

Registration No. 333-246197

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

Form S-8 Registration No. 333-246197

UNDER

THE SECURITIES ACT OF 1933

CureVac N.V.

(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	Not Applicable
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Friedrich-Miescher-Strasse 15, 72076

Tübingen, Germany

(Address of Principal Executive Offices)

CureVac N.V. Long-Term Incentive Plan

CureVac Virtual Share Plan

Employment Agreement between CureVac AG and a Former Employee

(Full Titles of the Plans)

BioNTech US Inc.

40 Erie St., Suite 110

Cambridge, MA 02139

Telephone: +1 (617) 337-4701

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul Claydon

Jack S. Bodner

Matthew T. Gehl

Charles A. Dobb

Brian K. Rosenzweig

Covington & Burling LLP

30 Hudson Yards

New York, New York 10001-2170

Telephone: (212) 841-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

CureVac N.V. (“CureVac”) is filing with the Securities and Exchange Commission (the “SEC”) this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-246197) on Form S-8 filed with the SEC on August 14, 2020, as amended by and including Post-Effective Amendment No. 1, filed with the SEC on August 27, 2020 (the “Registration Statement”), to withdraw and remove from registration the unissued securities issuable under the Registration Statement.

Pursuant to the terms of the Purchase Agreement, dated as of June 12, 2025 (the “Purchase Agreement”), by and between CureVac and BioNTech SE, a European stock corporation (Societas Europaea, or SE) organized under the laws of Germany and the European Union (“BioNTech”), BioNTech (i) completed an offer to exchange each outstanding common share, par value €0.12 per share, of CureVac (“CureVac Shares”) for BioNTech American Depositary Shares and (ii) completed the Post-Offer Reorganization (as defined in the Purchase Agreement), pursuant to which it became the sole owner of all of CureVac’s business operations, CureVac ceased to exist, and no public shareholders continued to hold any CureVac Shares.

As a result of the Post-Offer Reorganization, the offerings of CureVac’s securities pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by CureVac in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offerings, CureVac hereby removes from registration the securities registered but unissued under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CureVac certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mainz, Germany, on this day of January 7, 2026.

Date: January 7, 2026	CUREVAC MERGER B.V.,
as successor by merger to CureVac N.V.

	By:	/s/ Ramón Zapata-Gomez
	Name:	Ramón Zapata-Gomez
	Title:	Managing Director

No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 in reliance upon Rule 478 of the Securities Act of 1933, as amended.